Exhibit 10.11

                                    TSET Inc.


                                  May 19, 2000

Mr. Richard A. Papworth
13554 Rogers Road
Lake Oswego, OR  97035

Dear Rick:

         Per our recent discussions, TSET, Inc., a Nevada corporation ("TSET"), is pleased to offer you employment as Chief Financial Officer. In this capacity, you will be responsible, on a full-time basis, for TSET's financial, financial reporting, and account matters, as well as such other responsibilities as may be assigned from time to time by TSET's board of directors or chief executive officer.

         The following discussion summarizes the main employment terms offered to you:

         A.  Compensation.
             ------------

                Base Cash Amount:           $120,000 annually

                Signing Bonus:              $50,000 worth of "investment" shares
                                            of TSET's common stock, such shares
                                            immediately vesting to your account

                Year-end Bonus:             "blended" cash and shares-based
                                            bonus, to be stated as a percentage
                                            of base cash compensation, in an
                                            amount to be determined

                Equity Portion:             TSET will give good faith
                                            consideration to fixing your equity
                                            participation as a non-dilutible
                                            percentage of TSET's capital stock,
                                            such determination to be made as
                                            soon as practicable

         B.  Benefits of Employment.
             ----------------------

             Full participation in all senior executive benefits programs including, without limitation, stock option, stock and cash bonus, 401 (k) or other savings, pension, and profit-sharing plans, as and when implemented by TSET.


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             Reimbursement of premiums for family medical and dental insurance coverage (including "Cobra" extension of benefits from your previous employer), until replacement policies are provided by TSET.

             Full participation in executive life (with benefits payable at two times your then-current salary and bonus), travel, and disability insurance, as and when such policies are provided by TSET.

             Full coverage under director and officer liability insurance policies as and when provided by TSET.

             Three weeks of vacation at full salary during your first 12 months of employment, with such vacation benefit to be not less than 3 weeks in ensuing years; such vacation benefit to increase by 5 days for such subsequent year of your employment, up to a maximum of 5 weeks. You may take time off on an as-needed basis, provided such does not materially interfere in the performance of your duties; you may have such emergency leave as may be required.

         TSET intends to take necessary and appropriate action to provide all benefits of employment and adopt benefits programs and plans as soon as practicable, taking into account TSET's financial and other resources; in this regard, you acknowledge that TSET may provide some, but not all, of the above-referenced benefits, or phase in over a period of time certain of such benefits as TSET's resources and circumstances may permit.

         C.  Term and Termination.
             --------------------

             Your employment shall be "evergreen" for 2-year terms, pending your earlier retirement, resignation, permanent incapacity, or death. You shall provide TSET with not less than 90 days' prior written notice of any resignation.

             Your employment may be terminated by TSET only in the event of gross negligence or willful misconduct in the performance of your duties; your conviction of, or a plea of nolo contendere to, a felony or crime involving moral turpitude; your habitual use or a conviction for the use of illegal drugs; conviction for fraud in connection with your employment; or such other circumstances deemed appropriate by TSET's board of directors. In any such event, no compensation beyond the effective date of termination shall be paid by TSET and any unreimbursed expenses shall be paid within 10 business days thereof.

             In the event of any transaction involving a change in control of TSET and your subsequent loss of employment in connection therewith, you shall receive all compensation which you would have received but for such loss of employment for the full term of such

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             employment, and immediately and fully vest in all shares in which you participate through any stock option or other similar program, and in all TSET matching contributions to any 401(k) savings, profit-sharing, or other similar plans implemented by TSET.

        D.   Indemnification.
             ---------------

             TSET shall indemnify, defend, and hold you harmless from and against any and all costs, losses, damages, penalties, fines, or expenses (including, without limitation, reasonable attorney's fees and related costs and disbursements) suffered, imposed upon, or incurred by you connected with your service as Chief Financial Officer of TSET. Your rights of indemnification shall survive any termination of your employment and continue in full force and effect thereafter, except for any circumstances under which your employment has been terminated "for cause" (as mentioned in paragraph C above) if any claim for indemnification arises out of consequences resulting from such conduct.

        E.   Reimbursement of Expenses.
             -------------------------

             TSET shall reimburse any and all out-of-pocket expenses incurred by you in connection with performance of your responsibilities as Chief Financial Officer including, without limitation, business travel, meal, lodging, entertainment, and so forth. You will provide appropriate expense reports and copies of invoices to TSET in connection with any such reimbursement.

        F.   Compliance with Law.
             -------------------

             In performing your duties as Chief Financial Officer, you shall at all times comply with all applicable laws, rules, and regulations including, without limitation, compliance with all federal and state securities laws relating to any transfers of "investment" shares of TSET's common stock. Nothing herein shall prohibit your ability to participate in investments in publicly-traded securities or other investments of a personal nature.

        G.   Governing Law and Arbitration.
             -----------------------------

             This letter shall be governed by and construed in accordance with the laws of the State of Oregon, exclusive of its conflicts of laws rules.

             Any disputes arising out of this letter that cannot be settled amicably between you and TSET shall be submitted to binding arbitration in Portland, Oregon before a single arbitrator and in accordance with the commercial arbitration rules of the Arbitration Service of Portland. If TSET and you are unable to agree on an

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             arbitrator within 14 days of an election to arbitrate, the arbitrator shall be appointed in accordance with the procedures set forth in ORS 36.320. The arbitrator shall issue an award within 30 days of conclusion of the hearing. The award of the arbitrator shall be final, binding, and not subject to appeal. Judgment on any arbitration award may be entered in any court of competent jurisdiction. The arbitrator shall not award or require the payment of, and neither TSET nor you shall seek, incidental, consequential, or punitive damages except in cases of bad faith breach of this letter, gross negligence, willful misconduct, or fraud. Neither TSET nor you shall seek to delay or prevent the implementation of any decision of the arbitrator. You acknowledge that, except as otherwise provided in this paragraph G, your agreement to resolve disputes through arbitration constitutes a waiver of your right to resolve such disputes in court, and that in arbitration proceedings you may not be entitled to all of the rights that would otherwise be available to you in court proceedings.

        H.   Confidentiality.
             ---------------

             The provisions of this letter are confidential and shall not be disclosed to any person except as may be required by applicable law, rule, or regulation to which TSET may be subject, or mandated in connection with any valid and enforceable judicial or government order pursuant to a subpoena, civil investigative demand, or other similar legal process not sought by TSET for the purpose of circumventing its obligations hereunder.

 ................................................................................

         TSET believes your experience and talents qualify you for the position being offered hereby and hopes you will favorably consider and accept the terms of employment offered hereby. Should you decide to accept, please sign in the space provided below, and return one copy to TSET at your earliest convenience.


                                        Sincerely,

                                        /s/ Jeffrey D. Wilson
                                        ------------------------------------
                                        Jeffrey D. Wilson
                                        Chairman and Chief Executive Officer


ACCEPTED AND AGREED:                    May 20, 2000


/s/ Richard A. Papworth
-------------------------------
Richard A. Papworth


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